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On April 8, 2008, Aastrom Biosciences, Inc. issued the following press release announcing the adjournment of its Special Meeting of Shareholders to May 6, 2008.
[Aastrom Biosciences Letterhead]
FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly Investor Relations Department Aastrom Biosciences, Inc. Phone: (734) 930-5777	Cameron Associates Kevin McGrath Phone: (212) 245-4577
AASTROM BIOSCIENCES ADJOURNS SPECIAL MEETING UNTIL MAY 6, 2008;
BOARD URGES SHAREHOLDERS TO VOTE FOR THE PROPOSAL
CONSIDERED CRITICAL TO THE FUTURE OF THE COMPANY
— Additional Time Provided for Greater Shareholder Turnout
to Support Reverse Split Authorization Proposal —
Ann Arbor, Michigan, April 8, 2008 — Aastrom Biosciences, Inc. (Nasdaq:ASTM), a leading regenerative medicine company, today announced that the Company’s Special Meeting of Shareholders was adjourned and will reconvene on Tuesday, May 6, 2008 at 9:00am (EDT), at Aastrom’s office, 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, MI 48105. The purpose of the meeting was to consider a proposal to authorize the Company’s Board of Directors to effect a reverse stock split. Aastrom reported that a quorum was present at the meeting and that the reverse stock split proposal received FOR votes in excess of 58% of the outstanding shares; however, the Company had not yet achieved the two-thirds (66-2/3%) vote required by the Company’s charter for the proposal. Aastrom’s Board of Directors considers this proposal, which is intended to assure the preservation of the Company’s Nasdaq Capital Market listing, critical to the future of the Company. Therefore, the Board determined it was essential to provide additional time to continue to obtain greater shareholder turnout and achieve the necessary two-thirds vote for this proposal.
“More than ever, we are excited about Aastrom’s business prospects. The reverse split proposal is vital to the future of the Company and merits shareholder support. Being delisted from the Nasdaq Capital Market would have serious consequences and a reverse stock split represents an important strategic option to avoid delisting,” said Nelson M. Sims, Chairman of the Board of Directors of Aastrom. “The Board urges all shareholders to vote FOR this proposal so that together we continue to build on the accomplishments of our clinical development programs, advance the interests of our Company, and enhance the potential of significant long-term value for our shareholders.”
Aastrom reported that its proposal has received a FOR recommendation from Institutional Shareholder Services, Inc. (ISS), a wholly-owned subsidiary of RiskMetrics Group, Inc. ISS issued its recommendation report on March 10, 2008, recognizing that “the reverse split is necessary to maintain compliance with Nasdaq Capital Market listing standards. Therefore, we believe that this proposal warrants shareholder approval.”
“We plan to take advantage of the meeting adjournment period to reach out to our shareholders to reemphasize the importance of this vote,” stated George Dunbar, President and Chief Executive Officer of Aastrom.

Shareholders can review the Special Meeting Proxy Statement for additional details regarding this process and the purpose. The Special Meeting Proxy Statement is available via Aastrom’s website at www.aastrom.com; click on the “Investors” section, click on “Annual Reports/Proxy”, then click on the “Special Meeting Proxy Statement”. The direct URL is: http://www.aastrom.com/annuals.cfm. Additional proxy materials will be sent to shareholders of record as of February 26, 2008 during the coming week.
About Aastrom Biosciences, Inc.
Aastrom is a leading regenerative medicine company engaged in the development of autologous cell products for the repair or regeneration of human tissue. The Company’s proprietary Tissue Repair Cell (TRC) technology involves the use of a patient’s own cells to manufacture products to treat a range of chronic diseases and serious injuries affecting vascular, bone, cardiac and neural tissues. Aastrom’s TRC-based products contain increased numbers of stem and early progenitor cells, produced from a small amount of bone marrow collected from the patient. The TRC technology platform has positioned Aastrom to advance multiple products into clinical development. Currently, the Company has a vascular regeneration product in clinical development for the treatment of critical limb ischemia (called the RESTORE-CLI trial), a bone regeneration product in Phase III development for the treatment of osteonecrosis of the femoral head (called the ON-CORE trial), a cardiac regeneration product in clinical development for dilated cardiomyopathy and a preclinical research program targeting unmet needs in neural health. Aastrom product candidates to treat osteonecrosis of the femoral head and dilated cardiomyopathy have been designated for orphan drug status by the FDA. For more information, visit Aastrom’s website at www.aastrom.com. (astmc)
This document contains forward-looking statements, including without limitation, statements concerning the Nasdaq Capital Market listing, clinical trial plans and expectations, clinical activity timing, intended product development and commercialization objectives, adequacy of existing capital to support operations for a specified time, future capital needs, and potential advantages and application of Tissue Repair Cell (TRC) Technology, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
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